Exhibit 99.1

Ciprico Applies to Transfer to NASDAQ Capital Market

MINNEAPOLIS--(BUSINESS WIRE)--Ciprico Inc. (NASDAQ: CPCI) (the “Company”) announced today that it is has applied to transfer its NASDAQ listing from The Global Market to The NASDAQ Capital Market. As anticipated the Company received a letter from NASDAQ on January 2, 2008 indicating the Company fails to comply with the minimum $10 million stockholders’ equity requirement for continued listing on The NASDAQ Global Market as set forth in Marketplace Rule 4450 (a)(3). The Company does meet the standard for stockholders’ equity for The NASDAQ Capital Market and believes it is in compliance with all other listing requirements.

As announced on December 26th, the Company entered into a Convertible Note Purchase Agreement with multiple accredited investors for the private placement of $5.1 million of convertible notes and common stock warrants. The conversion price for the notes and the exercise price for the warrants is $3.86 per share. The notes are due and payable in full on the 15-month anniversary of the date of issuance and are convertible at the holder’s option. If the holders were to convert their notes for common stock the Company would be above the $10 million stockholder’s equity requirement. In addition, and as previously disclosed, the Company has filed its Proxy Statement with a proposal to increase the number of authorized shares in consideration of additional capital needs to facilitate continued growth in 2008.

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows.

Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.

CONTACT:
Ciprico Inc.
Steven D. Merrifield, CEO, 952-540-2400
or
Monte S. Johnson, SVP & CFO, 952-540-2400